UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 18, 2010

REAL ESTATE ASSOCIATES LIMITED V

(Exact name of Registrant as specified in its charter)

California	0-012438	95-3768810
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

Real Estate Associates Limited V, a California limited partnership (the “Registrant”), owns a 99% limited partnership interest in Richland Senior Associates, a Washington limited partnership (the “Partnership” or “Seller”). The Partnership owns Richland Three Rivers Retirement Apartments (“Three Rivers”), a 40-unit apartment complex located in Richland, Washington. On June 25, 2009 (the “Effective Date”), the Seller had entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with a third party, American Baptist Homes of the West, a California nonprofit public benefit corporation (the “Purchaser”), relating to the sale of Three Rivers for a total sales price of $1,800,000.  The Registrant was not informed of the Purchase Agreement and did not learn of its existence until February 18, 2010. The closing date is scheduled for March 31, 2010. However, the Registrant has not provided its consent to the sale, which is required pursuant to the Seller’s partnership agreement. Consent of the Registrant would require the affirmative consent of a majority of the Registrant’s limited partners.  The Purchase Agreement, which the Registrant was not given an opportunity to review prior to its execution, does not contain a closing contingency related to the Registrant’s consent. The Registrant’s investment balance in the Partnership was zero at September 30, 2009. The Registrant anticipates receiving proceeds from the sale of Three Rivers but is unable to determine the amount of such proceeds at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL ESTATE ASSOCIATES LIMITED V

By:  National Partnership Investments Corp.

Corporate General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director

  Date:  February 26, 2010